Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127277 and 333-134136 on Form S-8 of our reports relating to the financial statements of Advanced Analogic Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”), and management’s report on the effectiveness of internal control over financial reporting dated March 7, 2007, appearing in the Annual Report on Form 10-K of Advanced Analogic Technologies, Inc. for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

March 7, 2007